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                                                                      EXHIBIT 11

                                      CBI

                          RESTRICTED STOCK AWARD PLAN
                          (as amended October 6, 1981)

     1. Purpose. The purpose of this CBI Restricted Stock Award Plan (the "Plan") is to provide an incentive for Participants to contribute to the continued growth and profitability of the Company by encouraging stock ownership. The Plan is intended to further the interest of the Company by enabling it to attract and retain the services of highly qualified and motivated persons to serve the Company and its subsidiaries.

     2. Definitions. As used in the Plan, the following terms shall have the following meanings:

     Award--The grant of Common Stock subject to the restrictions and pursuant to the terms of the Plan.

     Award Date--The date on which an Award is approved by the Board as provided by paragraph 4.3 below.

     Board--The Board of Directors of the Company, as from time to time constituted.

     Committee--The Compensation Committee of the Board, no member of which shall be eligible to participate in the Plan while serving as such member.

     Common Stock--Common shares of the Company, par value $2.50 per share.

     Company--CBI Industries, Inc., a Delaware corporation.

     Disability--That condition of a Participant, including but not limited to a physical or mental condition, which makes a Participant unable to perform the regular duties of his employment, as determined by the Committee, provided, however, that Disability shall not consist of a condition resulting from a cause which the Committee, in its rules, has excluded.

     Effective Date--April 11, 1978.

     Participant--An employee or former employee who has received an Award under the Plan.

     Retirement--The termination of employment of a Participant with the Company and all subsidiaries on or after attaining age 62, or such earlier termination with the Company's consent and as may be determined by the Committee to constitute early retirement, provided, however, that no termination of such employment by reason of dishonesty, fraud or breach of trust against the Company or any of its subsidiaries, as determined by the Committee, shall constitute Retirement.


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     Supplemental Award--An Award made pursuant to paragraph 4.4 below and designated as a "Supplemental Award" by the Committee at the time it is made.

     3. Common Stock Subject to Plan. There will be reserved for issue upon the granting of Awards during the term of the Plan an aggregate of 500,000 shares of Common Stock, as adjusted by the Committee as required to reflect any stock dividend, stock split, reclassification or similar change in capitalization. If any such adjustment shall result in a fractional share such fraction shall be disregarded. Upon the granting of an Award, the number of shares reserved for Award shall be reduced by the number of shares so awarded, and upon the forfeiture to the Company of any shares awarded hereunder the number of shares reserved for Award shall be increased by such number of shares, and such forfeited shares may again be the subject of an Award. Awards may be made from authorized but unissued shares or from treasury shares. All authorized but unissued shares awarded hereunder shall be fully paid and nonassessable shares.

     4.   Eligibility and Awards.

          4.1 Eligibility. The Chairman and President of the Company shall not be eligible to become a Participant. All other management employees (including officers but not directors unless also employees) of the Company and of its present and future subsidiaries are eligible to be selected by the Committee and approved by the Board as Participants.

          4.2 Making of Awards. Subject to the express provisions of the Plan, the Committee shall in its discretion determine the employees to whom, and the time or times at which, Awards shall be made pursuant to the Plan and the number of shares to be awarded. In making such determinations, the Committee shall take into account the recommendations of the Management Committee of the Company and the nature of the services rendered by the respective employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Except as provided in paragraph 4.4 below, Awards to any employee will not be made more frequently than once in each calendar year.

          4.3 Form of Award. As soon as reasonably practicable after making a determination as provided in paragraph 4.2 above, the Committee shall submit such determination to the Board which shall approve or disapprove the Award. Promptly upon the approval of an Award by the Board, the Committee shall advise the Participant in writing of the making of such Award, the number of shares awarded, the restrictions thereon and incidents of forfeiture thereof, and any other terms and conditions relating thereto.

          4.4 Supplemental Awards. During the first year following the Effective Date of this Plan, a Supplemental Award may be made to any employee who is otherwise eligible under this Plan and who (i) is the holder


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     of one or more valid outstanding stock options under Chicago Bridge & Iron
     Company's 1975 Stock Option Plan for Selected Key Employees as of May 1, 1978, and (ii) has on or before June 1, 1978 surrendered all options. The number of shares of common Stock awarded as a Supplemental Award to any Participant shall be twenty percent (20%) of the number of shares subject to such surrendered options but not less than 100 shares to any employee surrendering such options. Supplemental Awards shall be made in the same manner as Awards under paragraphs 4.2 and 4.3 above, except that a Supplemental Award may be made in the same year as another Award to such Participant.

     5.   Restrictions on Awarded Stock.

          5.1 Rights of Participants as Shareholders. Shares awarded hereunder shall forthwith be duly issued or transferred and a certificate or certificates for such shares shall be issued in the Participant's name. The Participant shall thereupon be a shareholder with respect to all the shares represented by such certificate or certificates and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of paragraph 5.2 below) paid with respect to such shares, provided, however, that such shares shall be subject to the restrictions hereinafter described, and to such additional or more severe restrictions (including more severe provisions relating the the lapsing of restrictions) as may be imposed by the Committee in making any individual award. In aid of such restrictions, certificates for shares awarded hereunder, together with suitable executed stock powers signed by each Participant, shall be held by the Company in its control for the account of such Participant until such restrictions lapse as provided in paragraph 5.4 below or such shares are theretofore forfeited to the Company as provided by paragraph 5.3 below.

          5.2 Changes in Capitalization. In the event that, as the result of a stock dividend, stock split, reclassification or similar change in capitalization, the Participant shall, as the owner of shares subject to restrictions hereunder, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares of securities, shall also be held by the Company in its control for the account of such Participant as provided in paragraph 5.1 above, and all provisions of the Plan relating to restrictions and lapse or restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent they were distributed; provided, however, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Participant free and clear of the restrictions hereafter set forth.

          5.3 Imposition of Restrictions. Each share awarded under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph 5.4 below:


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         5.3.1     Transfer Restrictions.  None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

         5.3.2 Forfeitures. All of such shares shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

                   a. The termination of the employment of the Participant with the Company and all subsidiaries for any reason other than Retirement, Disability, or death, or

                   b. The performance of services by the Participant, while an employee of the company or any subsidiary or within two (2) years following his Retirement, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any competitor of the Company or any subsidiary without the express written consent of the Company, or

                   c. The failure of the Participant (for any reason other than Disability or death), within two (2) years following his Retirement, to render such consulting services, advice, and counsel to the Company or any subsidiary as the Company may reasonably request, or

                   d. An attempt to transfer or cause to transfer such shares, whether voluntarily or involuntarily, in violation of Paragraph 5.3.1 above, or

                   e. A. violation of such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1.

    5.4  Release of Restrictions.  The restrictions set forth in paragraph
5.3 above on shares awarded under the Plan, to the extent such shares have not been forfeited pursuant to paragraph 5.3 above, shall lapse on the first to happen of (i) the date of the Participant's death, (ii) the termination of the Participant's employment by reason of his Disability, or (iii) the second anniversary of his Retirement; and shall lapse prior thereto either pursuant to such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1 or as follows:


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         5.4.1     Awards other than Supplemental Awards.  Restrictions on
    shares in each Award under the Plan, other than a Supplemental Award, shall lapse as to fifty percent (50%) of the shares in such Award on the fifth anniversary of the Award Date.

         5.4.2 Supplemental Awards. Restrictions on shares in each Supplemental Award under the Plan shall lapse:

         a. As to forty percent (40%) of the shares in such Award, on the second anniversary of the Award Date,

         b. As to thirty percent (30%) on the shares in such Award, on the fourth anniversary of the Award Date, and

         c. As to the remaining thirty percent (30%) of the shares in such Award, on the sixth anniversary of the Award Date.

6.  Miscellaneous.

    6.1 Administration. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to herein shall be conclusive.

    6.2 Limitations. Nothing in the Plan or in any Award shall confer on any employee the right to continue in the employ of the Company or any of its subsidiaries nor interfere in any way with the right of the Company or its subsidiaries to terminate the employment of that employee at any time.

    6.3 Amendment and Termination. The Board may suspend or terminate the Plan, or amend the Plan in such respect as it shall deem advisable, provided, however, that such amendment shall not, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the rights of such Participant under such Award, and further provided that such amendment shall not change the maximum number of shares available for awarding to all Participants or which may be awarded to any Participant as a Supplemental Award.

    6.4 Effectiveness of the Plan. The Plan became effective on April 11, 1978. No stock shall be awarded under the Plan after May 31, 1984, or such earlier date as the Plan may have been terminated pursuant to paragraph 6.3.


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     A meeting of the Board of Directors of CBI Industries, Inc. was held at the office of the Company in Oak Brook, Illinois at 8:45 A.M. on August 6, 1985.

     All the directors were present except Mr. C.W. Lake, Jr. Messrs. R.L. Brunot and B.T. Adams were present for part of the meeting. Mr. Pogue presided and Mr. Craigmile acted as secretary.

     On motion made, seconded and carried, the minutes of the Board meeting held June 4, 1985 were approved.

     Mr. Pogue said that formal action needed to be taken on management's recommendation that people terminated as a result of the Company's recent force reduction do not forfeit shares awarded pursuant to the Company's restricted stock award plan. After discussion, and on motion made, seconded and carried, the following resolution was adopted:

          RESOLVED, that the release of restrictions on stock awarded to a Participant under the CBI 1983 Restricted Stock Award Plan ("the 1983 Plan") or under the CBI Restricted Stock Award Plan ("the 1978 Plan") who may be involuntarily terminated pursuant to a program or plan of work force reduction, as determined by the Salary and Benefits Committee, shall occur under the terms of the 1983 Plan as though such Participant had Retired; provided, however, in the event such Participant is reemployed prior to the second anniversary of the date of such termination by CBI Industries, Inc., or any of its subsidiaries, the release of such restrictions shall occur in accordance with the otherwise applicable provisions of the 1978 Plan or the 1983 Plan, as the case may be, as though such termination had not occurred.

     There was a discussion concerning the cost of termination benefits resulting from the Company's recent force reduction and the fact that funds were available in the pension trust to cover such costs and, additionally, pay for retiree medical benefits. After discussion, and on motion made, seconded and carried, the following resolution was adopted:

          RESOLVED, that the officers of the Company, the General Counsel, and the Manager of Employee Benefits, as Plan Administrator of the CBI Pension Plan, are jointly authorized to amend the CBI Pension Plan and CBI Pension Trust, as necessary, effective January 1, 1985, to provide for the following:

          1. Payment of special severance pay benefits from the Trust to Company or Participating Affiliate employees terminated from employment under a formal work force reduction program conducted over a specified time period, as designated by the Board.

          2. Payment from the Trust of retired Participants' medical costs under the Company's health care program for retired employees, net of such Participants' own contributions to payment of such costs, and securing such Internal Revenue Service or other governmental approvals, or filing such notices or other documents, as necessary to implement such payments.

     Mr. Brunot presented management's recommendation with respect to adjustments to the carrying value of certain assets. There was a review of the recommended adjustments considering future business prospects in the energy and energy service markets, the effects of the recently Implemented restructuring and the redirection of the Company's efforts in the construction services segment, and the estimated realizable values in the event some of
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                                                     Board of Directors Meeting
                                                     CBI Industries, Inc.
                                                     August 6, 1985 - Page 2

the specified assets were ultimately sold, the primary purpose of the adjustments being to establish appropriate recoverable values considering expected future operations. On motion made, seconded and carried, the Board approved adjustments to the carrying value of certain assets of the Company and its subsidiaries in the total amount of approximately $153,000,000, as set forth in the summary thereof attached to these minutes and identified by the Secretary of the Company.

     On Motion made, seconded and carried, a quarterly dividend of 35 cents per share was declared, payable September 13, 1985 to shareholders of record as of the close of business August 20, 1985.

     The remainder of the meeting was devoted to a discussion of the business of the Company, its subsidiaries and affiliates.

     There was no further business to come before the meeting and, accordingly, on motion made, seconded and carried, the meeting adjourned at 11:25 A.M.

                                                /s/  D.H. Craigmile
                                                ----------------------------
                                                         Secretary

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     A meeting of the Board of Directors of CBI Industries, Inc. was held at the office of the Company in Oak Brook, Illinois at 8:30 A.M. on August 5, 1986.

     All the directors were present. Messrs. R. L. Brunot and C. O. Ziemer were present for part of the meeting. Mr. Pogue presided and Mr. Craigmile acted as Secretary.

     On motion made, seconded and carried, the minutes of the Board meeting held June 3, 1986 were approved.

     Mr. Brunot reviewed the reasons for the Company's decision to change the present accounting method for oil and gas reserves from the "full cost" method to the "successful efforts" method, the change to take effect commencing with the second quarter 1986.

     On motion made, seconded and carried, a quarterly dividend of 15 cents per share was declared, payable September 12, 1986 to shareholders of record as of the close of business August 19, 1986.

     Mr. Pogue recommended the adoption of new employee stock purchase plans substantially the same as the existing plans which expire in January 1987. After discussion, and on motion made, seconded and carried, the directors approved the "CBI Employee Stock Purchase and Savings Plan (1987)" and the "Employee Stock Purchase Plan for Participating CBI Subsidiaries (1987)", in the form of which copies identified by the Secretary have been inserted in the minute book following these minutes, subject to the approval of shareholders and appropriate governmental agencies.

     After discussion, and on motion made, seconded and carried, the following resolutions were adopted:

          RESOLVED, that in accordance with Article 1, Section 1.09 of the CBI Employee Stock Purchase and Savings Plan (1987), the subsidiaries listed on the schedule attached to these minutes and identified by the Secretary are hereby designated "Participating Subsidiaries" under the plan;

          RESOLVED FURTHER, that in accordance with Section 1.07 of the CBI Employee Stock Purchase and Savings Plan (1987), Mr. R. G. Douglass is designated "Plan Administrator".

     It was reported that it was necessary to ratify certain actions and authorize other actions concerning the trading and escrow accounts with Banque de Paris et des Pays-Bas (Suisse) S.A., Geneva, in connection with the Statia terminal. On motion made, seconded and carried, the following resolutions were adopted:

          RESOLVED, that the actions of Mr. Julian Y. Barrolaza in opening on behalf of CBI Industries, Inc., Account Number 057045K designated "Statia Trading Account" and Account Number 057101T currently designated "Bridge Escrow Account" with Banque de Paris et des Pays-Bas (Suisse) S.A., Geneva, and in executing and delivering on behalf of CBI Industries, Inc. all applications, assignments, pledges, agreements and other documents relating to the opening of and the operation of said accounts and any balances deposited in and transfers to and from said accounts are hereby ratified and confirmed.

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                                   Board of Directors Meeting
                                   CBI Industries, Inc.
                                   August 5, 1986 - Page 2


          RESOLVED FURTHER, that all actions of Mr. Julian Y. Barrolaza on behalf of CBI Industries, Inc., prior to the date of this resolution relating to the operation of said accounts and the giving of instructions to said bank with respect to said accounts in accordance with the foregoing resolution and the matters contemplated therein are hereby ratified and confirmed.

          RESOLVED FURTHER, that Mr. Buel T. Adams and Mr. Julian Y. Barrolaza be and they are hereby authorized on behalf of CBI Industries, Inc. to give instructions to said bank with respect to said accounts and to execute on behalf of CBI Industries, Inc., any and all other documents which may be required to continue the operation of or close said accounts all in accordance with the foregoing resolutions and the matters contemplated therein.

     There was a discussion regarding amending the by-laws to eliminate the present requirement that a directors' meeting be held immediately following the annual meeting each year. After due notice given in accordance with the by-laws, and on motion made, seconded and carried, the following resolution was adopted:

          RESOLVED, that the second sentence of Section 3 of Article V of the by-laws be and is hereby amended to read as follows:

          "Regular meetings of the board of directors shall be held at such times as may be fixed by resolution of the board."

     Mr. Clark gave the report of the Compensation and Nominating Committee. The Committee recommended that the Board take action to provide for the equitable handling of certain benefits previously earned by employees of the Company in the event of certain types of termination. After discussion, and on motion made, seconded and carried the following resolutions were adopted:

          WHEREAS, the directors of the Company wish to provide for the fair and equitable vesting of deferred compensation previously earned by employees of the Company and its subsidiaries and affiliates in the event of the termination by the Company of the employment of such employees for reasons other than death, disability (as defined in the CBI Pension Plan), or willful and material acts by such an employee causing direct and substantial injury to CBI or its business, when such employees have otherwise fulfilled the requirements or complied with the restrictions placed on the grant or awards of such deferred compensation but for the said termination; and

          WHEREAS, the Company and its subsidiaries and affiliates maintain the CBI 1983 Restricted Stock Award Plan and the CBI Restricted Stock Award Plan of 1978 ("the Plans") to provide such deferred compensation to several hundred management and administrative employees of such companies in the form of awards of shares of restricted stock in recognition of past performance and as an incentive for future service; and

          WHEREAS, the directors have previously implemented such a policy by authorizing the accelerated lapse of restrictions on shares awarded under the Plans for certain terminations of employment of such employees pursuant to a program of work force reduction by virtue of the resolution of August 6, 1985;

                                      Board of Directors Meeting
                                      CBI Industries, Inc
                                      August 5, 1986 - Page 3


           NOW, THEREFORE, the Board adopts the following resolutions:

           RESOLVED, that all restrictions shall be released on shares of stock awarded to a Participant under either or both of the Plans, or on any shares of stock awarded to an employee as a substitute for, in lieu of, or carrying restrictions substantially similar to those incident to participation in the Plans, whose employment may be terminated by the Company other than for the excepted reasons recited above throughout the three-year period following any "change in control" of the Company, as defined in the CBI Pension Plan, as amended March 4, 1986;

           RESOLVED FURTHER, that all such restrictions shall be released immediately as to all participants in either or both of the respective Plans, as the case may be, should either or both Plans at any time be terminated following any "change in control" of the Company, as defined in the CBI Pension Plan, as amended March 4, 1986.

     Mr. Clark also mentioned that the Committee concurred with Mr. Pogue's recommendation that the Chairman and Vice Chairman of the Board be given authority to commit up to a total of 10,000 shares of common stock of the Company to individuals in special situations. After discussion, and on motion made, seconded and carried, the Board gave the Chairman and the Vice Chairman of the Board the authority in their sole discretion to commit up to a total of 10,000 shares of the Company's common stock to individuals selected by those officers, such shares to be awarded pursuant to the CBI 1983 Restricted Stock Award Plan.

     The remainder of the meeting was devoted to a discussion of the business of the Company, its subsidiaries and affiliates.

     There was no further business to come before the meeting and, accordingly, on motion made, seconded and carried, the meeting adjourned at 11:15 A.M.

                                                 /s/ D.H. Craigmile
                                                 ------------------------------
                                                            Secretary